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             [LETTERHEAD OF CANTEY & HANGER, L.L.P. APPEARS HERE]


                                   EXHIBIT 5

                                 April 4, 1997



Amerac Energy Corporation
700 Louisiana, Suite 3330
Houston, Texas 77002


Gentlemen:

     We have acted as counsel to Amerac Energy Corporation, a Delaware corporation (the "Company"), in connection with the registration of 1,831,634 shares of its common stock, $.05 par value per share (the "Shares"), pursuant to a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Registration Statement"). This opinion is being rendered pursuant to Item 601 of Regulation S-B of the rules and regulations of the Securities and Exchange Commission and is to be filed as an exhibit to the Registration Statement. Unless otherwise defined herein, the definitions of terms used in this opinion shall be the same as those in the Registration Statement.

     Our opinions are limited in all respects to the substantive law of the State of Texas, the federal law of the United States and the Delaware General Corporation Law, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction. We are licensed to practice law only in the State of Texas and do not hold ourselves out to be experts on the laws of any jurisdiction other than the State of Texas and the United States of America. We are not members of the bar of Delaware and our knowledge of its general corporation law is derived solely from a reading of the Delaware General Corporation Law without any consideration of any judicial or administrative interpretations thereof.

                                BASIS OF OPINION

     In rendering the opinions hereinafter expressed, we have, with your consent, relied only upon our examination of the following documents and certificates, and we have made no independent verification of the factual matters set forth in such documents or certificates:

     (a) Charter documents of the Company and all amendments thereto, certified by the Secretary of State of Delaware on February 18, 1997;
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Amerac Energy Corporation
April 4, 1997
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     (b)  The Bylaws of the Company, certified to be true and correct by the
          Secretary of the Company;

     (c) A Certificate from the Secretary of State of Delaware indicating that the Company is in existence as of February 18, 1997;

     (d) Copies of resolutions adopted by the Board of Directors of the Company and of the Company's shareholders, where applicable, certified by the Company's Secretary, relating to issuance of shares of the Company's common stock subsequent to January 1, 1994; and

     (e) A Certificate of the Secretary of the Company, certifying as to certain factual matters, including the number of issued and outstanding and reserved shares of the Company's common stock.

                        ASSUMPTIONS AND QUALIFICATIONS

     For purposes of this opinion, we have assumed the genuineness of all signatures on all documents, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the correctness and accuracy of all facts set forth in all certificates and reports identified in this opinion.

     Further, we have assumed, without investigation, that any certificate, telegram or other document on which we have relied that was given or dated earlier than the date of this letter continued to remain accurate, insofar as relevant to such opinion, from such earlier date through and including the date of this letter.

     With respect to the authorization, issuance and delivery of the Shares, we have assumed, without investigation, that:

     (a) Except for the corporation law of the State of Delaware, at the time thereof and at all times subsequent thereto, such actions did not or will not violate, result in a breach of, or conflict with any rule, regulation, order, judgment or decree, in each case whether then or subsequently in effect;

     (b) At the time thereof and at all times subsequent thereto, the persons authorizing such actions for the Company did not violate any fiduciary or other duty owed by them;
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Amerac Energy Corporation
April 4, 1997
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     (c)  No event has taken place subsequent to such actions or will take place which would cause such actions not to comply with any law, rule, regulation, order, judgment, decree or duty, or which would permit the Company at any time thereafter to cancel, rescind or otherwise avoid such actions;

     (d) There was no misrepresentation, omission or deceit by the Company or any other person or entity in connection with such actions;

     (e) At the time thereof and at all times subsequent thereto, such actions did not, do not now, and will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under any term of any contract, agreement, instrument, lease, license, arrangement or understanding to which the Company is or becomes a party or to which it or any of its properties, assets or security holders are or will be subject; and

     (f) As to the shares underlying the Warrants, such shares will be issued in accordance with the acts, proceedings or documents relating thereto, will be executed and authenticated in the manner set forth therein, and will be issued, sold and delivered for consideration which is otherwise in conformity with the acts, proceedings and documents referred to above.

                                    OPINION

     Based upon and subject to the foregoing, it is our opinion that the Shares issued, or to be issued, have been duly authorized and are, or when issued, will be, legally issued, fully paid and non-assessable.

     This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        CANTEY & HANGER, L.L.P.



                                        By: /s/ DEAN A. TETIRICK, PARTNER
                                           -------------------------------------
                                                Dean A. Tetirick, Partner